Consent of Independent Accountants



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated January 18, 1996, except for the second paragraph of Note 1 and the fifth paragraph of Note 2, as to which the date is March 4, 1996, relating to the financial statements and financial statement schedules, which appears in HomeSide Lending Inc.'s Pre-Effective Amendment No. 1 to registration statement on Form S-3 and Post-Effective Amendment No. 2 of this registration statement on Form S-3 to Form S-1 for the years ended December 31, 1995 and 1994. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                        /s/ PriceWaterhouseCoopers LLP

Jacksonville, Florida
May 12, 1999